Exhibit 14(b)

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Western Asset Global High Income Fund Inc.

We consent to the use of our report dated July 22, 2015 with respect to the financial statements of Western Asset Global High Income Fund Inc., as of May 31, 2015, incorporated herein by reference and to the references to our firm under the heading “Financial Highlights” in the Proxy Statement/Prospectus on Form N-14.

/s/ KPMG LLP

New York, New York

June 3, 2016